Exhibit 4.13

CANCER GENETICS, INC.

CONVERTIBLE PROMISSORY NOTE 1 (“Note”)

$55,000	January 10, 2010

FOR VALUE RECEIVED, Cancer Genetics, Inc., a Delaware corporation (the “Company”), with its principal place of business at 201 Route 17 N, Rutherford, New Jersey 07070, hereby promises to pay to Jane Houldsworth, Ph.D. (the “Payee”), or her registered assigns, no later than January 10, 2011, or within thirty (30) days of the closing of the Series B Preferred offering being made by the Company (the “Offering”) as provided hereinbelow (the “Due Date”); Fifteen Thousand ($15,000) Dollars, representing a portion of the principal (the “Sum”) of Fifty-Five Thousand ($55,000) Dollars, which represents the balance of Eighty-Four Thousand ($84,000) Dollars originally owed the Payee for services rendered pursuant to a certain consultant arrangement; and, a second installment of Ten Thousand ($10,000) Dollars within ninety (90) days of closing the Offering. The balance of Thirty Thousand ($30,000) Dollars (the “Balance shall thereafter be paid in equal monthly installments, each payment being derived by dividing the Balance by the number of months remaining between the second installment and January 10, 2011. And, to pay interest from the date hereof on the remaining amounts of said Sum, at the rate of Five and One-half (5.5%) percent, per annum, on the unpaid Balance, such interest to be payable on or before January 10, 2011, with a final payment of accrued interest on the date such Sum shall be paid in full, or exchanged at Payee’s option for the

Company’s securities should the Payee choose to accept on in lieu payment, the equivalent number of available shares of the Offering, determined by the outstanding Balance divided by the price per share of the shares being offered. All such interest shall be paid by the Company to the Payee in cash in United States Dollars, or at the election of the Payee, by the issuance and delivery to the Payee of shares of the most senior class or series of the Company’s authorized capital stock or rights therefor. Principal and interest shall be payable at the corporate offices of the Payor, or at such other place as the legal holder may designate from time to time in writing to the Company.

1. Liens. Except for subsequent or additional Promissory Notes by the Company to Payee, or those required to be made by the Company in the ordinary course of the business, and necessary to support the business, the Company shall not create, incur, assume or suffer to exist, or permit any subsidiary to create, incur, assume or suffer to exist, any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance (including the lien or retained security title of a conditional vendor) of any nature, upon or with respect to any of its properties, now owned or hereinafter acquired, or assign, license, or otherwise convey any right to receive income without first obtaining the prior written consent of the Payee, or her successors or assigns.

2. Indebtedness. Except for subsequent or additional Promissory Notes by the Company to Payee, or those required in the ordinary course of the business, and necessary to support the business, the Company shall not create, incur, assume or suffer to exist or permit any subsidiary to create, incur, assume or suffer to exist, any liability with respect to Indebtedness (other than trade debt incurred in the ordinary course of business) without first obtaining the prior written consent of the Payee, or her successors or assigns. Trade debt incurred in the ordinary course of business excludes any capital (financing) leases or operating (rental) leases; for the purposes of this Note, capital leases and operating leases are Indebtedness. Moreover, Indebtedness shall mean all obligations, contingent and otherwise, which should, in accordance with generally accepted accounting principles consistently applied, be classified upon the Company’s balance sheet as liabilities, excluding any liabilities in respect of deferred federal or state income taxes, but in any event including, without limitation, liabilities secured by any mortgage on property owned or acquired subject to such mortgage, whether or not the liability secured thereby shall have been assumed, and also including, without limitation, all guaranties, endorsements and other contingent obligations, in respect of Indebtedness of others, whether or not the same are or should be so reflected in said balance sheet, except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

The outstanding balance of this Note shall be rendered immediately due and payable, whether before or after the Due Date, without demand, in case of any of the following acts: (a) non-compliance with the provisions of paragraph one (1), Liens, or paragraph two (2), Indebtedness of this Note; (b) an assignment by the Company for the benefit of its creditors; (c) dissolution of the

Company; (d) the sale or transfer of any of the Company’s assets (“Assets”) include, but are not limited to, the Company’s accounts receivables, inventories, personal property [equipment, furniture and fixtures, and software owned now or in the future by the Company in whole or in part], and intellectual property [proprietary information and techniques, provisional patent applications, patent applications, issued patents, and trademarks owned now or in the future by the Company in whole or in part]; (e) filing of voluntary or involuntary bankruptcy petition or petition for receivership or reorganization by or against the Company; or (f) or a Change of Control of the Company as subsequently defined. For purposes of this note, a Change of Control shall be defined as a merger or consolidation of the Company with or into another corporation which results in the transfer of 50% or more of the voting control of the Company, or the sale of all, or substantially all, of the Company’s property and Assets or capital stock to any other person (any such event being referred to as an “Event”). Immediately prior to the closing of the Event, the principal amount of this Note then outstanding, and all accrued and unpaid interest thereon, shall immediately become due and payable along with all accrued and unpaid interest thereon.

3. Prepayment. This Note may be prepaid in whole or in part by the Company, or at Payee’s option, exchangeable for, or convertible into Preferred shares of the Company, equal or convertible on a one to one basis to shares of common stock. Upon the closing of a financing, the outstanding principal amount of this Note, and all accrued and unpaid interest, at Payee’s option may be exchanged for the number of shares of the most senior class or series of the

Company’s equity securities sold in such financing, obtained by dividing the outstanding principal amount of this Note, and all accrued and unpaid interest by an amount equal to the lowest price per share paid for the equity securities in the financing.

4. Presentment. The Company and all endorsers and guarantors of this Note hereby waive presentment for payment, demand, notice of nonpayment, protest and all other demands and notices in connection with the delivery, acceptance, performance or enforcement of this Note. The Payee may extend the time of payment of this Note, postpone the enforcement hereof, grant any other indulgence or add or release any party primarily or secondarily liable hereon without affecting or diminishing the Payee’s rights or recourse against the Company and all endorsers and guarantors of this Note, or any of them, which right is hereby expressly reserved.

In the event this Note is not paid in full on the Due Date, interest shall accrue thereafter until payment in full at the annual rate of interest in effect prior to the Due Date. If this Note shall not be paid when due and shall be placed by Payee in the hands of any attorney for collection through legal proceedings or otherwise, the Company shall pay to Payee the amount of such attorney’s reasonable fees incurred by Payee, together with the costs and reasonable expenses of collection.

5. Governing Law. This Note shall be governed by, and construed in accordance with the laws of New Jersey, and shall have the effect of a sealed instrument. The parties hereto consent to enforcement of this Note in any court, state or federal, of competent jurisdiction in the State of New Jersey.

CANCER GENETICS, INC.		JANE HOULDSWORTH, PH.D.

By:	/s/ R. S. K. Chaganti	By:	/s/ Jane Houldsworth
R. S. K. Chaganti, Ph.D

Dated: January 11, 2010		Dated: January 11, 2010

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